Exhibit 99.1

For Immediate Release

Investor Contact: Dave Staples	Media Contact: Jeanne Norcross
Executive Vice President & CFO	Vice President Corporate Affairs
(616) 878-8793	(616) 878-2830

Spartan Stores Announces Second Quarter Fiscal 2012

Financial Results

Second Quarter Adjusted EBITDA Increased 3.8 Percent to $31.1 Million

Company Reduces Second Quarter Net Long-term Debt by $33.8 Million to $115.4 Million

GRAND RAPIDS, MICHIGAN – October 19, 2011 – Spartan Stores, Inc., (Nasdaq:SPTN) a leading regional grocery distributor and retailer, today reported financial results for its 12-week second quarter ended September 10, 2011.

Second Quarter Results

Consolidated net sales for the 12-week second quarter increased 2.9 percent to $619.6 million compared to $602.1 million in the same period last year. Both the distribution and retail segments reported increased sales during the quarter.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the quarter increased 3.8 percent to $31.1 million, or 5.0 percent of net sales, compared to $30.0 million, or 5.0 percent of net sales in the year-ago period.

“The consolidated net sales increase combined with our management team’s focus on tightly managing the controllable aspects of our business enabled us to report both improved earnings from continuing operations, excluding unusual items, and Adjusted EBITDA as compared to the same period last year,” stated Dennis Eidson, Spartan’s President and Chief Executive Officer. “Our efforts to provide the consumer with a quality shopping experience are paying off as we have improved nearly every key driver of overall consumer satisfaction, specifically with our focus on fresh excellence. These efforts, combined with our chain-wide loyalty card, will enable us to provide even more value and to have a better connection to the consumer than ever before.”

Second quarter gross profit margin decreased 110 basis points to 21.4 percent from 22.5 percent in the same period last year. The decline was primarily due to a higher mix of distribution and fuel sales, a lower fuel gross margin rate and an increased LIFO expense of approximately $2.3 million this year versus last year. The increased LIFO expense was due to higher inflation in this year’s second quarter and a $1.5 million LIFO credit generated in last year’s second quarter as a result of lower inventories from the warehouse consolidation initiative.

Operating expenses totaled $112.8 million, or 18.2 percent of net sales, compared to $113.1 million, or 18.8 percent of sales in the year-ago quarter. The Company’s expense leverage was improved by a shift in mix of sales towards fuel, productivity improvements in each segment, favorable health care expenses and general cost containment initiatives, partially offset by a pre tax charge of $1.2 million for unusual corporate professional fees, $0.7 million on an after tax basis.

Excluding the previously mentioned after-tax unusual charge of $0.7 million in this year’s second quarter and last year’s second quarter after-tax benefit related to the Company’s warehouse consolidation initiative of $0.7 million, earnings from continuing operations would have been $11.0 million, or $0.48 per diluted share, compared to $10.6 million, or $0.47 per diluted share last year. Second quarter earnings from continuing operations as reported were $10.3 million, or $0.45 per diluted share, compared to $11.3 million, or $0.50 per diluted share, in the same period last year.

Distribution Segment

Second quarter net sales for the distribution segment increased 3.1 percent to $256.2 million from $248.6 million in the year-ago period due to new customer growth, improvement in pharmacy related sales and increased sales to existing customers. This is the fourth consecutive quarter that distribution sales have increased.

Operating earnings for the segment were $8.8 million compared to $10.7 million in the same period last year. The decrease in operating earnings was due to the previously mentioned unusual corporate professional fees and the warehouse consolidation impact. Excluding these items operating earnings would have been $10.0 million in this year’s second quarter compared to $9.5 million in the same period last year.

Retail Segment

Second quarter net sales for the retail segment increased 2.8 percent to $363.4 million compared to $353.5 million in the same period last year. The higher sales were due to increased fuel retail selling prices and increased fuel volume, partially offset by a decline in comparable store sales, excluding fuel, of 1.3 percent. The decrease in comparable store sales was due to a shift in the timing of food stamp distributions by the State of Michigan to the third quarter from the second quarter of fiscal 2012 and weaker comparable store sales over the Labor Day holiday selling period due to unfavorable weather conditions and a more cautious consumer.

Retail segment operating earnings for the quarter decreased 1.3 percent to $11.2 million compared to $11.4 million in the year-ago period. The decrease in operating earnings was primarily attributed to higher debit/credit card fees, incremental LIFO expense and higher incentive compensation costs partially offset by lower health care expenses and benefits from cost containment initiatives.

Balance Sheet and Cash Flow

The Company continued to report strong levels of net cash provided by operating activities of $42.5 million for the year-to-date period ended September 10, 2011. Total net long-term debt (including current maturities and capital lease obligations and subtracting cash) was $115.4 million versus $149.2 million at the end of the second quarter of fiscal 2011.

Outlook

“While the Michigan economy has improved from its lows, overall consumer discretionary spending is still negatively pressured due to an increase in unemployment rates since last year end, higher fuel prices and an increase in food inflation. Therefore, while we still expect the Michigan economy to grow, it will be at a slower rate than we originally anticipated. We remain confident that as the economy improves Spartan Stores is well positioned for increased growth as we continue to execute our capital investment program and we benefit from the rollout of our loyalty program to our Family Fare and D&W Fresh Market locations. The rollout began in mid September and while it is still early we are pleased with the initial consumer response. Consequently, we continue to remain cautiously optimistic about our operating outlook and the continued improvement of our key financial metrics in fiscal 2012,” concluded Mr. Eidson.

The Company expects earnings from continuing operations for the second half of the year, excluding the 53rd week and the prior year unusual items, will approximate last year while Adjusted EBITDA will exceed the prior year’s levels. However, the third quarter will face several significant headwinds, which will cause it to be less profitable than a year ago. The first of these headwinds is a significant increase in the LIFO expense of $1.7 million which is a result of the current year’s inflation. Second, the launch of the Yes loyalty card in the quarter is expected to negatively impact gross margins, marketing expense and store labor by an incremental $1.2 million. Finally, incentive compensation is expected to exceed the prior year by $1.0 million due to the timing of the prior year’s provision. These headwinds are expected to be partially offset by the continued impact of inflation and improved sales as comparable store sales become flat to slightly positive and distribution sales continue to grow versus last year, but at a lower rate. As a result of the net impact of these events the Company expects to report earnings per share in the range of $0.20 to $0.23 for the third quarter.

The Company anticipates that the fourth quarter of fiscal 2012’s financial performance will rebound and offset most if not all of the third quarter shortfall to the prior year as the incremental LIFO expense is expected to be lower than the third quarter. Additionally, in the fourth quarter of fiscal 2012 the Company expects it will continue to benefit from the Yes program without the incremental start-up costs and will incur substantially lower incentive compensation expense than the prior year due to the timing of the prior year provision and the cycling of a significant retirement payment.

The Company continues to expect capital expenditures for fiscal 2012 in the range of $43.0 million to $45.0 million with depreciation and amortization in the range of $37.0 million to $38.0 million and total interest expense approximating $15.0 million.

Conference Call

A telephone conference call to discuss the Company’s second quarter of fiscal 2012 financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, October 20, 2011. A live webcast of this conference call will be available on the Company’s website, www.spartanstores.com. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation’s eleventh largest grocery distributor with 1.4 million square feet of warehouse, distribution, and office space located in Grand Rapids, Michigan. The Company distributes more than 40,000 corporate and national brand products to approximately 375 independent grocer locations in Michigan, Indiana and Ohio, and to our 97 corporate owned stores located in Michigan, including D&W Fresh Markets, Family Fare Supermarkets, Glen’s Markets and VG’s Food and Pharmacy.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as “priority”, “trend”, “outlook”, “strategy”, or “looking forward”; that an event or trend “will” or “should” occur or “continue” or is “likely” or that Spartan Stores or its management “anticipates”, “believes”, “expects” or “plans” a particular result, “confident” or is “optimistic” that a particular result will occur. Accounting estimates are inherently forward-looking. Our restructuring cost provisions are estimates and actual costs may be more or less than these estimates and differences may be material. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully realize growth opportunities, expand our customer base, effectively implement and achieve the expected benefits of capital investments, warehouse consolidation and store openings, successfully respond to the weak economic environment and changing consumer behavior, anticipate and successfully respond to openings of competitors’ stores, achieve expected sales, cash flows, operating efficiencies and earnings, implement plans, programs and strategies, reduce debt, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the risk factors to which Spartan Stores is exposed and other factors that may adversely affect these forward-looking statements is contained in Spartan Stores’ reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	12 Weeks Ended		24 Weeks Ended
	September 10, 2011	September 11, 2010	September 10, 2011	September 11, 2010
Net sales	$619,647	$602,056	$1,222,211	$1,179,293
Cost of sales	486,910	466,858	964,137	917,406

Gross margin	132,737	135,198	258,074	261,887

Operating expenses
Selling, general and administrative	112,891	112,926	224,262	223,686
Restructuring, asset impairment and other	(135)	183	(135)	2,765

Total operating expenses	112,756	113,109	224,097	226,451

Operating earnings	19,981	22,089	33,977	35,436

Other income and expenses
Interest expense	3,412	3,504	6,654	6,933
Other, net	(42)	(4)	(112)	(54)

Total other income and expenses	3,370	3,500	6,542	6,879

Earnings before income taxes and discontinued operations	16,611	18,589	27,435	28,557
Income taxes	6,341	7,244	11,030	11,137

Earnings from continuing operations	10,270	11,345	16,405	17,420

Loss from discontinued operations, net of taxes	(18)	(106)	(124)	(194)

Net earnings	$10,252	$11,239	$16,281	$17,226

Basic earnings per share:
Earnings from continuing operations	$0.45	$0.50	$0.72	$0.77
Loss from discontinued operations	—	—	(0.01)	(0.01)

Net earnings	$0.45	$0.50	$0.71	$0.76

Diluted earnings per share:
Earnings from continuing operations	$0.45	$0.50	$0.72	$0.77
Loss from discontinued operations	—	—	(0.01)	(0.01)

Net earnings	$0.45	$0.50	$0.71	$0.76

Weighted average shares outstanding:
Basic	22,862	22,627	22,777	22,577
Diluted	22,962	22,692	22,872	22,650

SPARTAN STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 10, 2011	September 11, 2010
Assets

Current assets
Cash and cash equivalents	$62,080	$25,124
Accounts receivable, net	60,026	54,848
Inventories, net	121,287	128,623
Prepaid expenses and other current assets	10,000	8,622
Deferred taxes on income	3	1,810
Property held for sale	1,708	—

Total current assets	255,104	219,027

Goodwill	240,704	247,779

Property and equipment, net	243,545	246,391

Other, net	56,773	60,773

Total assets	$796,126	$773,970

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable	$129,185	$131,933
Accrued payroll and benefits	32,384	30,325
Other accrued expenses	14,580	17,866
Current portion of restructuring costs	4,101	7,211
Current maturities of long-term debt and capital lease obligations	4,249	4,167

Total current liabilities	184,499	191,502

Long-term liabilities
Deferred taxes on income	76,585	54,463
Postretirement benefits	14,321	22,843
Other long-term liabilities	17,118	19,738
Restructuring costs	8,908	25,873
Long-term debt and capital lease obligations	173,282	170,188

Total long-term liabilities	290,214	293,105

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 50,000 shares authorized; 22,863 and 22,626 shares outstanding	164,648	159,182
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(12,981)	(13,437)
Retained earnings	169,746	143,618

Total shareholders’ equity	321,413	289,363

Total liabilities and shareholders’ equity	$796,126	$773,970

SPARTAN STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	24 Weeks Ended
	September 10, 2011	September 11, 2010
Cash flows from operating activities
Net cash provided by operating activities	$42,463	$45,459

Net cash used in investing activities	(21,439)	(14,977)

Net cash used in financing activities	(2,462)	(13,733)

Net cash used in discontinued operations	(306)	(795)

Net increase in cash and cash equivalents	18,256	15,954
Cash and cash equivalents at beginning of period	43,824	9,170

Cash and cash equivalents at end of period	$62,080	$25,124

SPARTAN STORES, INC. AND SUBSIDIARIES SUPPLEMENTAL FINANCIAL DATA

(In thousands)

(Unaudited)

	12 Weeks Ended		24 Weeks Ended
	September 10, 2011	September 11, 2010	September 10, 2011	September 11, 2010
Retail Segment:

Net Sales	$363,421	$353,452	$708,856	$685,414
Operating Earnings	$11,217	$11,366	$17,811	$16,728

Distribution Segment:

Net Sales	$256,226	$248,604	$513,355	$493,879
Operating Earnings	$8,764	$10,723	$16,166	$18,708

SPARTAN STORES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET EARNINGS TO ADJUSTED EARNINGS BEFORE INTEREST, TAXES,

DEPRECIATION AND AMORTIZATION

(A NON-GAAP FINANCIAL MEASURE)

(Unaudited)

	Second Quarter Ended (12 weeks)		Year-to-Date (24 weeks)
(In thousands)	Sept. 10, 2011	Sept. 11, 2010	Sept. 10, 2011	Sept. 11, 2010
Net earnings	$10,252	$11,239	$16,281	$17,226
Add:
Discontinued operations	18	106	124	194
Income taxes	6,341	7,244	11,030	11,137
Interest expense	3,412	3,504	6,654	6,933
Non-operating expense	(42)	(4)	(112)	(54)

Operating earnings	19,981	22,089	33,977	35,436
Add:
Depreciation and amortization	8,408	8,071	16,775	15,906
LIFO (income) expense	869	(1,400)	1,527	(3,208)
Restructuring and asset impairment costs	(135)	183	(135)	2,765
Other unusual items	1,194	—	1,194	—
Non-cash stock compensation and other charges	810	1,045	2,360	2,123

Adjusted EBITDA	$31,127	$29,988	$55,698	$53,022

Reconciliation of operating earnings to adjusted EBITDA by segment:

Retail:
Operating earnings	$11,217	$11,366	$17,811	$16,728
Add:
Depreciation and amortization	6,432	6,128	12,886	12,092
LIFO expense	526	100	964	200
Restructuring and asset impairment costs	(98)	3	(98)	153
Non-cash stock compensation and other charges	365	539 *	1,137	1,135 *

Adjusted EBITDA	$18,442	$18,136	$32,700	$30,308

Distribution:
Operating earnings	$8,764	$10,723	$16,166	$18,708
Add:
Depreciation and amortization	1,976	1,943	3,889	3,814
LIFO (income) expense	343	(1,500)	563	(3,408)
Restructuring and asset impairment costs	(37)	180	(37)	2,612
Other unusual items	1,194	—	1,194	—
Non-cash stock compensation and other charges	445	506 *	1,223	988 *

Adjusted EBITDA	$12,685	$11,852	$22,998	$22,714

*	Prior year stock compensation has been reclassed to conform to the current year to reflect the amount included in the cost allocated to the Retail segment.

Notes: Consolidated Adjusted EBITDA is a non-GAAP operating financial measure that we define as net earnings from continuing operations plus depreciation and amortization, and other non-cash items including imputed interest, deferred (stock) compensation, the LIFO provision, as well as adjustments for unusual items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations, interest expense and the provision for income taxes to the extent deducted in the computation of Net Earnings.

We believe that Adjusted EBITDA provides a meaningful representation of our operating performance for the Company as a whole and for our operating segments. We consider Adjusted EBITDA as an additional way to measure operating performance on an ongoing basis. Adjusted EBITDA is meant to reflect the ongoing operating performance of all of our retail stores and wholesale operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because Adjusted EBITDA is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, we believe it provides useful information for our investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with us request our operating financial results in Adjusted EBITDA format.

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. Our definition of Adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

SPARTAN STORES, INC. AND SUBSIDIARIES RECONCILIATION OF LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS TO TOTAL NET LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

(A NON-GAAP FINANCIAL MEASURE)

(Unaudited)

(In thousands)	September 10, 2011	September 11, 2010
Current maturities of long-term debt and capital lease obligations	$4,249	$4,167
Long-term debt and capital lease obligations	173,282	170,188

Total Debt	177,531	174,355
Cash and cash equivalents	(62,080)	(25,124)

Total net long-term debt	$115,451	$149,231

Notes: Total net long-term debt is a non-GAAP financial measure that is defined as long-term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investment.